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                                                                 EXHIBIT 15

Western Publishing Group, Inc.
New York, New York

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Western Publishing Group, Inc. and subsidiaries for the periods ended April 30, 1994 and May 1, 1993, as indicated in our report dated June 13, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 30, 1994, is incorporated by reference in the following Registration Statements:

      Form S-3:
            File No. 33-36582
            File No. 33-43214

      Form S-8:
            File No. 33-18430
            File No. 33-18692
            File No. 33-18693
            File No. 33-28019

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche
Milwaukee, Wisconsin
June 13, 1994